SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 12, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its August and year-to-date 2018 preliminary traffic statistics.

The Company flew 11.4 billion revenue passenger miles (RPMs) in August 2018, an increase of 1.3 percent from the 11.3 billion RPMs flown in August 2017. Available seat miles (ASMs) increased 2.0 percent to 13.5 billion in August 2018, compared with August 2017 ASMs of 13.3 billion. The August 2018 load factor was 84.3 percent, compared with 84.9 percent in August 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

AUGUST
	2018	2017	Change
Revenue passengers carried	11,391,457	11,208,623	1.6%
Enplaned passengers	13,966,584	13,656,895	2.3%
Revenue passenger miles (000s)	11,418,568	11,276,636	1.3%
Available seat miles (000s)	13,547,581	13,281,164	2.0%
Load factor	84.3%	84.9%	(0.6) pts.
Average length of haul	1,002	1,006	(0.4)%
Trips flown	116,872	115,837	0.9%

YEAR-TO-DATE
	2018	2017	Change
Revenue passengers carried	90,185,081	86,668,224	4.1%
Enplaned passengers	109,401,967	105,323,230	3.9%
Revenue passenger miles (000s)	89,617,365	87,361,958	2.6%
Available seat miles (000s)	107,022,911	104,313,463	2.6%
Load factor	83.7%	83.7%	—
Average length of haul	994	1,008	(1.4)%
Trips flown	919,046	906,324	1.4%

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SW-T